Exhibit 99.2

Unaudited Pro Forma Condensed COMBINED Financial INFORMATION

On April 10, 2018, Koppers Inc. (“Buyer”), a wholly-owned subsidiary of Koppers Holdings Inc. (“Koppers”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Cox Industries, Inc., a South Carolina corporation (“Cox”) and its Selling Shareholders (“Sellers”). Pursuant to the Merger Agreement, Buyer agreed to acquire from Sellers (the “Acquisition”) all of the outstanding stock of Cox. Cox and its subsidiaries are engaged in the business of manufacturing treated utility transmission and distribution poles for investor-owned and cooperative utility companies and treated pilings for construction and marine applications in North America.  The Merger Agreement contains representations, warranties and covenants of the parties customary for transactions of this type.

The Acquisition closed on April 10, 2018 for an aggregate cash purchase price of $202.9 million (the “Closing Purchase Price). The Closing Purchase Price included estimated net working capital adjustments and is subject to certain post-closing adjustments, including, but not limited to, final net working capital adjustments. The Closing Purchase Price was funded by an amended credit agreement with a consortium of banks which provides for a $600.0 million revolving credit facility (the “Revolving Facility”) and a $100.0 million secured term loan (the “Term Loan,” together with the Revolving Facility, the “Secured Term Loan Facility”).

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of Koppers and Cox and has been prepared to reflect the Acquisition and related financing transactions.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined statement of income is not necessarily indicative of operating results that would have been achieved had the acquisition been completed as of January 1, 2017 (first day of the most recently completed fiscal year) and does not intend to project the future financial results of Koppers after the Acquisition. The unaudited pro forma condensed combined balance sheet does not purport to reflect what Koppers’ financial condition would have been had the transaction closed on December 31, 2017 (latest required balance sheet date) or for any future or historical period. The unaudited pro forma condensed combined statement of income and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Acquisition and synergies that may be derived from any integration activities.

The unaudited pro forma condensed combined balance sheet combines the audited condensed consolidated balance sheet of Koppers as of December 31, 2017, and the audited combined carve-out balance sheet of Cox as of December 31, 2017. The full-year unaudited pro forma condensed combined statement of income for the year ended December 31, 2017, combines the audited condensed consolidated statement of income for Koppers for the fiscal year ended December 31, 2017 and the audited combined carve-out statement of income of Cox for the fiscal year ended December 31, 2017.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited pro forma condensed combined financial information, the consolidated financial statements of Koppers and related notes thereto as of and for the year ended December 31, 2017 contained in Koppers Annual Report on Form 10-K and the combined carve-out financial statements of Cox Industries, Inc. – Industrial Group and Brokerage Group as of and for the year ended December 31, 2017 included as Exhibit 99.1 to this Amendment No. 1 to the Current Report on Form 8-K/A filed on June 25, 2018.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2017 (dollars in millions)

	Koppers Historical	Cox Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$60.3	$1.2	$-		$61.5
Accounts receivable - net of allowance	159.2	15.3	(1.2)	(1)	173.3
Income tax receivable	1.7	-	-		1.7
Inventories, net	236.9	26.1	4.1	(2)	267.1
Other current assets	48.6	0.6	(0.2)	(1)	49.0
Total current assets	506.7	43.2	2.7		552.6
Property, plant and equipment, net	328.0	14.7	3.6	(3)	346.3
Goodwill	188.2	0.9	96.3	(4)	285.4
Identifiable intangible assets, net	129.6	4.3	51.8	(5)	185.7
Deferred tax assets	18.4	-	-		18.4
Related party note receivable	-	4.5	(4.5)	(6)	-
Other assets	29.3	0.3	(0.4)	(6)	29.2
Total assets	$1,200.2	$67.9	$149.5		$1,417.6

Liabilities
Accounts payable	$141.9	$8.6	$(0.9)	(7)	$149.6
Accrued liabilities	127.9	5.8	1.0	(8)	134.7
Dividends payable	-	0.4	(0.4)	(9)	-
Short-term debt and current portion of long-term debt	11.4	28.9	(18.9)	(10)	21.4
Total current liabilities	281.2	43.7	(19.2)		305.7
Long-term debt	665.6	1.9	194.7	(10)	862.2
Postretirement liabilities	46.3	-	-		46.3
Deferred tax liabilities	7.3	-	-		7.3
Other long-term liabilities	94.0	-	0.3	(11)	94.3
Total liabilities	$1,094.4	$45.6	$175.8		$1,315.8

Equity
Shareholders' equity	99.9	22.3	(26.3)	(12)	95.9
Noncontrolling interests	5.9	-	-		5.9
Total equity	105.8	22.3	(26.3)		101.8
Total liabilities and equity	$1,200.2	$67.9	$149.5		$1,417.6

See notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements of Income
For the Year Ended December 31, 2017 (dollars in millions, except per share amounts)

	Koppers Historical	Cox Historical	Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,475.5	$147.1	$(5.6)	(13)	$1,617.0
Cost of sales, excluding items below	1,154.1	115.7	(1.4)	(14)	1,268.4
Depreciation and amortization	49.8	3.2	4.2	(15)	57.2
Impairment and restructuring charges	16.2	-	-		16.2
Loss on pension settlement	10.0	-	-		10.0
Selling, general and administrative	133.3	17.6	(1.2)	(16)	149.7
Operating profit	112.1	10.6	(7.2)		115.5
Other income	4.0	0.6	(0.1)	(17)	4.5
Interest expense	42.5	0.6	9.0	(18)	52.1
Loss on extinguishment of debt	13.3	-	-		13.3
Income before income taxes	60.3	10.6	(16.3)		54.6
Income tax provision (benefit)	29.0	-	(2.6)	(19)	26.4
Income from continuing operations	31.3	10.6	(13.7)		28.2
Net income attributable to noncontrolling interests	1.4	-	-		1.4
Net income from continuing operations attributable to Koppers	$29.9	$10.6	$(13.7)		$26.8
Weighted average shares outstanding (in thousands)
Basic	20,754				20,754
Diluted	22,000				22,000
Net income per share from continuing operations
Basic	$1.44				$1.29
Diluted	$1.36				$1.22

See notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma
Condensed combined Financial Information

(Dollars in millions, except per share amounts)

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information presented is based on the historical audited consolidated financial information of Koppers and the audited combined carve-out financial information of Cox. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 assumes the Cox acquisition was completed on that date. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 (latest required balance sheet date) assumes the Acquisition was completed on January 1, 2017 (first day of the most recently completed fiscal year).

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Acquisition and related financing that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statement of income are based on items directly attributable to the Acquisition and related financing and are factually supportable and expected to have a continuing impact on Koppers.

The Acquisition will be accounted for as a business combination in accordance with Accounting Standards Codification 805 (ASC 805). Accordingly, the assets acquired and liabilities assumed are recorded based on their estimated fair values. The unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on Koppers’ consolidated statements of income and comprehensive income in periods following the completion of the Acquisition.

Certain amounts in Cox’s historical financial information have been reclassified to conform to Koppers presentation.

Cox Acquisition Transaction Summary

Koppers paid a cash purchase price equal to $202.9 million at or around closing to consummate the Acquisition. Pro forma adjustments related to the financing for the Acquisition have been made in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2017 (latest required balance sheet date) as if the Acquisition had closed on that date and in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, as if the Acquisition had been completed on January 1, 2017 (first day of the most recently completed fiscal year).

The Acquisition financing consisted of an amended credit agreement with a syndicate of banks which provides for a Revolving Credit Facility of $600.0 million and a Term Loan of $100.0 million. The amended Revolving Credit Facility and Secured Term Loan Facility matures in April 2023. Borrowings under both facilities will initially bear interest at a Base Rate per annum equal to an agreed applicable margin plus, at our election, a prime rate equivalent or a Eurodollar rate. For purposes of these facilities, the Base Rate equivalent is defined as the highest of (1) the Overnight Bank Funding Rate, plus 0.5%, (2) the prime rate in effect on such day published by PNC Bank, National Association, or (3) an adjusted LIBOR rate.

The Acquisition will be accounted for using the acquisition method of accounting in accordance with ASC 805. Under the acquisition method of accounting, all identifiable assets and liabilities assumed are recorded at their respective acquisition date fair values. At this time, Koppers has not completed detailed valuation analyses to determine the fair values of Cox’s assets and liabilities. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary fair value determination based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

To prepare the unaudited pro forma condensed combined statements of income, Koppers performed a preliminary review of Cox’s accounting policies to identify significant differences. During the preparation of the unaudited pro forma condensed combined financial information, Koppers did not become aware of any material differences, other than presentation of certain line items in the condensed combined statements of income and balance sheet, between the accounting policies of Koppers and Cox. Koppers is currently conducting a detailed review of Cox’s accounting policies to determine if differences in accounting policies require further adjustment or reclassification of presented results of operations, assets or liabilities to conform to Koppers’ accounting policies and classifications.

Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of the acquired assets and liabilities, including but not limited to inventories, brands, trademarks, customer relationships and other intangible assets, property, plant and equipment, and debt that could give rise to future amounts of depreciation and amortization expense and changes in related deferred taxes that are not reflected in the unaudited pro forma condensed combined financial information. Accordingly, once the necessary valuation analyses have been performed and the final fair value determination has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statement of income does not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on our consolidated results of operations in periods following the completion of the Acquisition.

Below is a summary of the preliminary reconciliation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the Acquisition:

Total consideration	$202.9
Historical net book value of Cox	$22.3
Preliminary valuation adjustment to inventories	4.3
Preliminary valuation adjustment to property, plant and equipment	3.6
Preliminary valuation adjustment to identifiable intangible assets	51.8
Preliminary valuation of liabilities assumed by Cox	(1.8)
Repayment of historical Cox debt	30.1
Receipt of proceeds from related party note	(4.7)
Payment of Cox compensatory plan	0.6
Payment of distributions payable to Cox shareholders	0.4
Residual adjustment to goodwill created by the business combination	96.3
Total acquisition cost	$202.9

The following table is the total sources and uses of cash as a result of the Acquisition and related financing transactions.

Sources of cash
Term loans maturing April 2023 (amortizing quarterly)	$100.0
Revolving credit facility expiring April 2023	108.5
Total sources of cash	$208.5
Uses of cash
Fund the Acquisition	$202.9
Transaction fees and expenses	5.6
Total uses of cash	$208.5

Cox Acquisition Pro Forma Adjustments for the Unaudited Condensed Combined Balance Sheet

(1)	Reflects the elimination of receivables and payables between Koppers and Cox of $1.2 million and the reduction of a related party note of $0.2 million due to repayment.
(2)

Reflects the $4.3 million adjustment of Cox’s inventory to its preliminary estimated fair value and the elimination of intercompany profit in inventory of $0.2 million. It is expected that this fair value adjustment will impact cost of goods sold within four months of the Acquisition.

(3)	Reflects the adjustment of Cox’s property, plant and equipment to its preliminary estimated fair value.
(4)	Represents the goodwill resulting from purchase accounting after estimating the fair value of the identifiable assets acquired and liabilities assumed. See “Cox Acquisition Transaction Summary” above.
(5)

For purposes of the preliminary fair value determination discussed in “Cox Acquisition Transaction Summary” above, Koppers estimated the fair value of Cox’s identifiable intangible assets at $56.1 million, an increase of approximately $51.8 million. Identifiable intangible assets include approximately $54.9 million of customer relationship intangibles and approximately $1.2 million representing non-compete agreements. For purposes of determining incremental pro forma amortization expense to be recorded in the unaudited pro forma condensed combined statement of income, the customer relationship intangible assets were assumed to have a weighted average life of approximately 15 years and the non-compete agreements were assumed to have a weighted average life of approximately two years. Each of the intangible assets will be amortized on a straight-line basis.

(6)	Reflects the elimination of receivables and payables between Koppers and Cox of $0.4 million and the reduction of a related party note of $4.5 million due to repayment.
(7)	Reflects the elimination of receivables and payables between Koppers and Cox of $0.9 million.
(8)	Reflects the current portion of the assumed Cox environmental remediation liabilities of $1.6 million and the settlement of the Cox compensatory plan of $0.6 million.
(9)	Reflects the payment of dividends payable to Cox shareholders of $0.4 million.
(10)

Current debt adjustment represents amounts expected to be due in the first year on the amortizing term loans. Long-term debt represents the incremental new debt Koppers incurred to finance the Acquisition less the current portion. The balance of new Koppers debt consists of the following components: term loans of $100.0 million ($10.0 million shown as current debt) and long-term Revolving Credit Facility borrowings of $102.9 million. Adjustments also represent the repayment of Cox debt of $30.1 million, payment of acquisition transaction costs of $3.7 million and the elimination of the note payable from Cox to Koppers of $0.7 million.

(11)	Reflects the non-current portion of the assumed Cox environmental remediation liabilities of $0.3 million.
(12)

Reflects the elimination of Cox’s historical equity accounts as well as adjustments to reduce retained earnings to reflect the after-tax effect of the elimination of intercompany profit of $0.2 million and the after-tax effect of $3.7 million for transaction fees and costs.

Cox Acquisition Pro Forma Adjustments for the Unaudited Condensed Combined Statement of Income

(13)	Reflects the elimination of sales between Koppers and Cox of $5.6 million for the year ended December 31, 2017.
(14)

Reflects the charge to cost of sales for the inventory step-up amortization of $4.3 million, offset by the reduction of cost of sales to eliminate sales between Koppers and Cox of $5.6 million for the year ended December 31, 2017 as well as adjust for the change in the intercompany profit in inventory balance of $0.1 million.

(15)

Reflects the increase in depreciation and amortization from the step-up of the preliminary fair values for property, plant and equipment and identifiable intangible assets as described in notes (3) and (5), respectively.

(16)	Reflects adjustments to remove transaction expenses directly attributable to the Acquisition of $1.2 million for the year ended December 31, 2017.

(17)	Reflects the elimination of interest earned on a note between Koppers and Cox of $0.1 million.
(18)

As described in the notes herein, Koppers incurred new debt to finance the Acquisition. The pro forma adjustments for the year ended December 31, 2017 reflect incremental interest expense, including incremental amortization of deferred financing fees, for new debt incurred by Koppers. The initial variable interest rate reflected in the pro forma adjustment is 4.61 percent. An increase in the variable interest rate by 0.125 percent would increase pro forma interest expense by $0.3 million for the year ended December 31, 2017.

(19)

Reflects an estimated income tax benefit of $6.4 million on pre-tax pro forma adjustments of $16.3 million offset by an estimated income tax expense of $3.8 million on historical Cox pre-tax profit of $10.6 million. The tax effect of pre-tax pro forma adjustments has been estimated at Koppers’ incremental statutory tax rate of 39 percent. The estimated income tax provision for historical Cox was determined on a separate return basis as Cox was organized as an S corporation for federal tax purposes prior to the Acquisition. Accordingly, income tax for Cox was assessed at the shareholder level and is not reflected in the condensed carve-out financial statements of Cox. The actual effective tax rate of the combined company could be different depending on post-acquisition activities.